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TABLE OF CONTENTS

Exhibit 10.20

OFFICE BUILDING LEASE

         BUILDING ONE DTC LIMITED PARTNERSHIP,
a Colorado limited partnership
(as Landlord)

and

CIBER, INC.,
a Delaware corporation
(as Tenant)

February 1, 2003

TABLE OF CONTENTS

1. DEFINITIONS
2. PREMISES; EXISTING LEASE
3. RENT
4. COMPLETION OR REMODELING OF THE PREMISES
5. OPERATING EXPENSES
6. SERVICES
7. QUIET ENJOYMENT
8. SECURITY DEPOSIT
9. USE
10. ALTERATIONS AND REENTRY BY LANDLORD
11. ALTERATIONS AND REPAIRS BY TENANT
12. MECHANICS' LIENS
13. SUBLETTING AND ASSIGNMENT
14. DAMAGE TO PROPERTY AND INDEMNITY BY TENANT
15. INSURANCE AND WAIVER OF SUBROGATION
16. SURRENDER AND NOTICE
17. ACCEPTANCE OF PREMISES BY TENANT
18. CASUALTY AND RESTORATION OF PREMISES
19. CONDEMNATION
20. DEFAULT BY TENANT
21. SUBORDINATION AND ATTORNMENT
22. HOLDING OVER: TENANCY MONTH-TO-MONTH
23. PAYMENTS AFTER TERMINATION
24. STATEMENT OF PERFORMANCE
25. MISCELLANEOUS
26. AUTHORITIES FOR ACTION AND NOTICE
27. LENDER'S APPROVAL [This Article has been deliberately omitted.]
28. BROKERAGE
29. TIME OF ESSENCE
30. EXHIBITS
31. SIGNAGE
Exhibits:
Exhibit A–1	Space on the 15th Floor
Exhibit A–2	The 14th Floor
Exhibit A–3	Space on the 12th Floor
Exhibit A–4	Space on the 6th Floor
Exhibit A–5	The 15th Floor Expansion Premises
Exhibit A–6	The 7th Floor Expansion Premises
Exhibit A–7	The First 6th Floor Expansion Premises
Exhibit A–8	The Second 6th Floor Expansion Premises
Exhibit B	Legal Description of the Real Property
Exhibit C	Work Letter
Exhibit D	Rules and Regulations
Exhibit E	Parking

OFFICE BUILDING LEASE

        THIS LEASE is made this 1st day of February, 2003, by and between BUILDING ONE DTC LIMITED PARTNERSHIP, a Colorado limited partnership ("Landlord") and CIBER, INC., a Delaware corporation ("Tenant").

1.    DEFINITIONS

        In addition to other terms which are defined elsewhere in this Lease, the terms defined in the following subparagraphs of this Paragraph 1 shall have the meanings set forth in such subparagraph whenever used in this Lease with the first letter of each word capitalized.

        A.    "Base Operating Expenses" shall mean an amount equal to the actual Operating Expenses for the Building Complex for the calendar year:

          (1)  1997, for the Existing Premises (as that term is defined in Paragraph 1.I) through December 31, 2003;

          (2)  2003, for the 15th Floor Expansion Premises (as that term is defined in Paragraph 1.I) through December 31, 2003; and

          (3)  2004, for the Premises except the 12th Floor Space (as those terms are defined in Paragraph 1.I) commencing January 1, 2004.

        B.    "Base Rent" shall mean:

Period	Monthly Amount
February 1, 2003 up to and including April 30, 2003	$58,036.16
May 1, 2003 up to and including December 31, 2003	$62,335.33
January 1, 2004 up to and including December 31, 2004	$103,030.81
January 1, 2005 up to and including November 30, 2005	$104,368.88
December 1, 2005 up to and including December 31, 2005	$112,692.13
January 1, 2006 up to and including December 31, 2008	$114,136.90

        The Base Rent includes Base Operating Expenses.

        C.    "Building" shall mean the building known as One DTC located at 5251 DTC Parkway, Greenwood Village, Colorado.

        D.    "Common Areas" shall mean those portions of the Building Complex which are made available on a non-exclusive basis for general use in common of tenants, their employees, agents and invitees. Landlord shall have the right from time to time to change the location or character of and to make alterations of or additions to the Common Areas, and to repair and reconstruct the Common Areas.

        E.    "Existing Lease" shall mean the Office Building Lease dated June 6, 1997 between Landlord and Tenant, as amended by Amendment Number One to Lease Agreement dated February 21, 1996, a First Amendment to Lease dated November 17, 1997, a Second Amendment to Lease dated August 19, 1998, a Third Amendment to Lease dated October 7, 1998, and a Fourth Amendment to Lease dated October 1, 2001.

        F.    "Landlord's Notice Address" shall mean 5251 DTC Parkway, Suite 275, Greenwood Village, CO 80111, or such other address as Landlord may from time to time designate.

        G.    "Lease Term" Subject to the provisions of Paragraph 4.A, the term of the Lease shall commence as to:

          (1)  the Existing Premises, on February 1, 2003;

          (2)  the 15th Floor Expansion Premises, on May 1, 2003;

          (3)  the 7th Floor Expansion Premises, on January 1, 2004;

          (4)  the First 6th Floor Expansion Premises, on January 1, 2004; and

          (5)  the Second 6th Floor Expansion Premises, on December 1, 2005.

The Lease Term will end on December 31, 2008, subject to Paragraph 4.

        H.    "Lease Year" shall mean each twelve (12) month period beginning with the date the Lease Term commences, or any anniversary thereof, and ending on the preceding date one (1) year later.

        I.    "Premises" shall mean:

          (1)  the Existing Premises which means:

            (a)  fourteen thousand one hundred fifty six (14,156) rentable square feet on the 15th Floor depicted on Exhibit A-1;

            (b)  the entire 14th Floor comprised of sixteen thousand six hundred ninety nine (16,699) rentable square feet depicted on Exhibit A-2;

            (c)  four thousand one hundred fifty (4,150) rentable square feet on the 12th Floor depicted on Exhibit A-3 (the "12th Floor Space"); and

            (d)  (d) three thousand five hundred four (3,504) rentable square feet on the 6th Floor depicted on Exhibit A-4;

          (2)  the 15th Floor Expansion Premises which means an area comprised of 2,680 rentable square feet depicted on Exhibit A-5;

          (3)  the 7th Floor Expansion Premises which means an area comprised of 17,907 rentable square feet depicted on Exhibit A-6;

          (4)  the First 6th Floor Expansion Premises which means 9,281 rentable square feet depicted on Exhibit A-7; and

          (5)  the Second 6th Floor Expansion Premises which means 5,122 rentable square feet depicted on Exhibit A-8.

        J.    "Rentable Area" shall mean 226,609 square feet which is all rentable space available for lease in the Building. If there is a significant change in the aggregate Rentable Area as a result of an addition to the Building, partial destruction thereof, modification to Building design, or similar cause which causes a reduction or increase thereto on a permanent basis, Landlord shall make such adjustment in the computations as shall be necessary to provide for any such change. Tenant agrees that the Rentable Area may be recalculated in the event that the Building and/or Premises is remeasured. Notwithstanding such remeasurement, Tenant's Pro Rata Share and Base Rent shall not be increased or decreased during the Lease Term.

        K.    "Tenant's Notice Address" shall mean 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, Attention: Pong Suvarnasorn, with a copy to CIBER Vice President and General Counsel at the same address.

        L.    "Tenant's Permitted Use" shall mean business office use.

        M.  "Tenant's Pro Rata Share" shall mean sixteen and nine hundred ninety four thousandths percent (16.994%) as of February 1, 2003. Tenant's Pro Rata Share will be increased to eighteen and one hundred seventy six thousandths percent (18.176%) on the commencement of the Lease Term for the 15th Floor Expansion Premises. In addition, Tenant's Pro Rata Share will be increased by: seven and nine hundred two thousandths percent (7.902%) when the 7th Floor Expansion Premises are added to the Premises; four and ninety six thousandths percent 4.096%) when the First 6th Floor Expansion Premises are added to the Premises; and two and two hundred sixty thousandths percent (2.260%) when the Second 6th Floor Expansion Premises are added to the Premises. Tenant's Pro Rata Share will be decreased by one and eight hundred thirty one thousandths percent (1.831%) when the 12th Floor Space is surrendered pursuant to Paragraph 2.D.

2.    PREMISES; EXISTING LEASE

        A.    In consideration of the payment of rent and the keeping and performance of the covenants and agreements by Tenant, as hereinafter set forth, Landlord hereby leases and demises unto Tenant the Premises, together with a non-exclusive right, subject to the provisions hereof, to use all appurtenances thereto, including, but not limited to, any plazas, Common Areas, or other areas on the Real Property (described more particularly on Exhibit B) designated by Landlord for the exclusive or non-exclusive use of the tenants of the Building. The Building, Real Property, plazas, Common Areas, other areas, and appurtenances are hereinafter collectively sometimes called the "Building Complex."

        B.    Landlord will offer Tenant storage space in the Building that comes available from time to time before it offers the storage space to other tenants of the Building and, if Tenant accepts Landlord's offer within five (5) business days after its receipt, Landlord will lease the storage space to Tenant at its then current rate and otherwise according to Landlord's then standard storage space agreement.

        C.    The Existing Premises are subject to the Existing Lease. The Existing Lease will end on February 1, 2003 except as to the rights and obligations of Landlord and Tenant to one another that have accrued as of that date or survive the Existing Lease by its terms or by law.

        D.    Tenant will occupy the 12th Floor Space pursuant to the Existing Lease until February 1, 2003 after which it will occupy the 12th Floor Space pursuant to this Lease. Tenant will surrender the 12th Floor Space on December 31, 2003 in accordance with this Lease.

3.    RENT

        Tenant shall begin to pay the Base Rent on the date the Lease Term commences and shall continue to pay on the first day of each month thereafter during the term hereof. All rents shall be paid in advance, without notice, set off, abatement, counterclaim, deduction or diminution, at Landlord's Notice Address, or at such place as Landlord from time to time designates in writing. In addition, Tenant shall pay to Landlord Tenant's Pro Rata Share of increases in Operating Expenses as provided herein and such other charges as are required by the terms of this Lease to be paid by Tenant which shall be referred to herein as "Additional Rent." Landlord shall have the same rights as to the Additional Rent as it has in the payment of Base Rent.

4.    COMPLETION OR REMODELING OF THE PREMISES

        A.    If the Premises have never been occupied and are not completed as of the date this Lease is entered into and Landlord has agreed to complete the same to any extent or the Premises have previously been occupied, but Landlord has agreed to perform remodeling work thereon, provisions with respect to such completion or remodeling will be set forth in a work letter to be executed between Landlord and Tenant concurrently herewith (the "Work Letter") the form of which is attached hereto as Exhibit C. Other than as set forth in the Work Letter, Landlord shall have no obligations for the completion or remodeling of the Premises, and Tenant shall accept the Premises in their "as is" condition on the date the Lease Term commences. The Premises are to be improved in phases according to the Work Letter; in this Paragraph 4.A, references to the "Premises" mean the relevant phase of the Premises according to the Work Letter. If the Premises are not "Ready for Occupancy," as hereafter defined, on the date the Lease Term is to begin, Tenant's obligation to pay the Base Rent, its Pro Rata Share of increases in Operating Expenses, and other sums owing hereunder shall not commence until the Premises are Ready for Occupancy, provided, however, from the effective date hereof, other than the payment of rent, this Lease, and all of the covenants, conditions, and agreements herein contained shall be in full force and effect. The postponement of Tenant's obligation to pay rent and other sums herein provided to be paid by Tenant for such period prior to the delivery of the Premises to Tenant, Ready for Occupancy, as hereinafter defined, shall be in full settlement of all claims which Tenant might otherwise have by reason of the Premises not being Ready for Occupancy on the date the Lease Term is scheduled to begin. However, if Tenant takes possession of all or any part of the Premises prior to the date the Premises are Ready for Occupancy for the purpose of conducting its usual business therein, all terms and provisions of this Lease shall apply, including the obligations for the payment of all rent, and other amounts owing hereunder. "Ready for Occupancy" as used herein shall mean the date that Landlord shall have substantially completed the Premises or any remodeling work to be performed by Landlord, to the extent agreed to in the Work Letter. The later of the date of the certificate of occupancy or the certificate of the architect (or other representative of Landlord and Tenant) in charge of supervising the completion or remodeling of the Premises shall control conclusively the date upon which the Premises are Ready for Occupancy, and the obligation to pay rent begins as of such date. In addition to the above, if Landlord is delayed in delivering the Premises to Tenant due to the failure of a prior occupant to vacate the same, then the obligation for the payment of rent and the commencement of the term hereof shall also be postponed, as hereinabove set forth, and such postponement shall be in full settlement of all claims which Tenant may otherwise have by reason of such delay of delivery.

        B.    If the commencement of the Lease Term is delayed pursuant to subparagraph A above, and such commencement date would occur on other than the first day of the month, the commencement date of the Lease Term shall be further delayed until the first day of the following month and Tenant shall pay proportionate rent at the same monthly rate set forth herein (also in advance) for such partial month. In the event said commencement date is so delayed as a result of Net Tenant Delay pursuant to Exhibit C, the expiration of the term hereof shall be extended so that the Lease Term will continue for the full period set forth in Paragraph 1 hereof, but, if it is delayed as a result of a Net Landlord Delay, the expiration of the Lease Term shall not be extended. As soon as the Lease Term commences, Landlord and Tenant shall execute an addendum to this Lease, if requested by either party, setting forth the exact date on which the Lease Term commenced and the expiration date of the Lease Term.

        C.    Tenant may not install glass entryways without obtaining the prior written permission of Landlord, which may be granted or denied on Landlord's sole discretion. Tenant shall install the glass entryways using complete design plans for the glass entryway (the "Entryway Plans") as provided by Landlord and complete the installation work using Landlord's Contractor. No changes in the Entryway Plans are permitted. Additionally, Landlord may deny the installation of the glass entryway if the appearance of Tenant's Premises visible from the exterior of the entryway does not meet with Landlord's approval, in Landlord's sole opinion. Landlord retains the right from time to time to notify Tenant of Landlord's objection to the appearance of the Premises, including any area visible from outside the Premises by and through the glass entryway, and Tenant agrees to alter the Premises in accordance with Landlord's demands. The installation cost of any such glass entryway, and alterations to the Premises at the request of Landlord shall be at the sole expense of Tenant.

5.    OPERATING EXPENSES

        A.    Definitions. In addition to terms hereinabove defined, the following terms shall have the following meanings with respect to the provisions of this Lease:

          (1)  Landlord has not made any representation or given Tenant any assurances that the Base Operating Expenses will equal or approximate the actual Operating Expenses for any Lease Year during the Lease Term, or any extension thereof, including the first Lease Year.

          (2)  If the Lease Year is not concurrent with the calendar year, Landlord shall, at any time during the Lease Term, or any extensions thereof, make all adjustments provided for in this Paragraph 5 on a calendar year basis with an appropriate proration for the Lease Year in which such conversion is made and in which the term ends and all references in this Paragraph 5 only to "Lease Year" shall thereafter be deemed to refer to "calendar year."

          (3)  "Operating Expenses" shall mean all operating expenses of any kind or nature which are necessary, ordinary, or customarily incurred in connection with the operation and maintenance of the Building Complex as determined by Landlord on an accrual basis. Operating Expenses shall include, but not be limited to:

            (a)  All real property taxes and assessments levied against the Building Complex by any governmental or quasi-governmental authority. The foregoing shall include any taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which shall hereafter be levied on the Building Complex as a result of the use, ownership or operation of the Building Complex or for any other reason, whether in lieu of or in addition to, any current real estate taxes and assessments; provided, however, any taxes which shall be levied on the rentals of the Building Complex shall be determined as if the Building Complex were Landlord's only property and, provided further, that in no event shall the term "taxes or assessments," as used herein, include any net federal or state income taxes levied or assessed on Landlord, unless such taxes are a specific substitute for real property taxes. Such term shall, however, include gross taxes on rentals. Expenses incurred by Landlord for tax consultants and in contesting the amount or validity of any such taxes or assessments shall be included in such computations (all of the foregoing are collectively referred to herein as the "Taxes"). "Assessment" shall include so-called special assessments, license tax, business license fee, business license tax, commercial rental tax, levy, charge, penalty or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, water, drainage or other improvement or special district thereof, against the Premises, the Building or Building Complex or any legal or equitable interest of Landlord therein. For the purposes of this Lease, any special assessments shall be deemed payable in such number of installments as is permitted by law, whether or not actually so paid.

            Notwithstanding anything to the contrary contained herein, Tenant shall pay before delinquency any and all taxes, assessments, license taxes and other charges levied, assessed or imposed and which become payable during the Lease Term upon Tenant's operations at, occupancy of, or conduct of business at the Premises or upon equipment, furniture, appliances, trade fixtures and other personal property of any kind installed or located at the Premises. If Tenant shall install or cause Landlord to install special tenant improvements such as, but not limited to, private elevators, escalators, interior staircases or other fixtures and fittings which caused an increase in the assessed value of the Building, then Tenant shall also pay as Additional Rent all of the taxes reasonably allocable to such extraordinary improvements. If the taxing authorities fail to render a separate tax bill with respect to such improvements, Landlord shall allocate a reasonable portion of such taxes on the Building to such improvements.

            (b)  Costs of supplies, including, but not limited to, the cost of relamping all Building Standard tenant lighting as the same may be required from time to time;

            (c)  Costs incurred in connection with obtaining and providing energy for the Building Complex, including, but not limited to, costs of natural gas, electricity, and fuel oils or any other energy sources;

            (d)  Costs of water and sanitary and storm drainage services;

            (e)  Costs of janitorial and security services;

            (f)    Costs of general maintenance and repairs, including costs under HVAC and other mechanical maintenance contracts; and repairs and replacements of equipment used in connection with such maintenance and repair work;

            (g)  Costs of maintenance of landscaping;

            (h)  Insurance premiums, including fire and all-risk coverage, together with loss of rent endorsement; the part of any claim required to be paid under the deductible portion of any insurance policy carried by Landlord in connection with the Building Complex (where Landlord is unable to obtain insurance without such deductible from a major insurance carrier at reasonable rates), public liability insurance; and any other insurance carried by Landlord on the Building Complex or any component parts thereof (all such insurance shall be in such amounts as may be required by any Mortgagee [as defined in subparagraph 24.H hereof] or as Landlord may reasonably determine);

            (i)    Labor costs, including wages and other payments, costs to Landlord of workmen's compensation and disability insurance, payroll taxes, welfare, fringe benefits;

            (j)    Professional building management fees, which will not exceed customary fees for other similar buildings in the market;

            (k)  Legal, inspection, and other consultation fees (including fees charged by consultants retained by Landlord for services that are designed to produce a reduction in Operating Expenses or to reasonably improve the operation, maintenance or state of repair of the Building Complex) incurred in the ordinary course of operating the Building Complex; and costs incurred by Landlord in engaging experts or other consultants to assist in making the computations required hereunder;

            (l)    The costs of capital improvements and structural repairs and replacements made in or to the Building Complex in order to conform to changes subsequent to the Lease Commencement Date in any applicable laws, ordinances, rules, regulations, or orders of any governmental or quasi-governmental authority having jurisdiction over the Building Complex (herein "Required Capital Improvements"); the costs of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses (herein "Cost Savings Improvements"). The expenditures for Required Capital Improvements and Cost Savings Improvements shall be amortized at a market rate of return over the useful life of such capital improvement or structural repair or replacement (as determined by Landlord) provided that the amortized amount of any Cost Savings Improvement shall be limited in any year to the reduction in Operating Expenses as a result thereof.

          (4)  "Operating Expenses" shall not include: (i) Costs of work, including painting and decorating and tenant change work, which Landlord performs for any tenant or in any tenant's space in the Building other than work of kind and scope which Landlord would be obligated to furnish to all tenants; (ii) Costs of repairs or other work occasioned by fire, windstorm or other insured casualty to the extent of insurance proceeds received; (iii) Leasing commissions, advertising expenses, and other costs incurred in leasing space in the Building; (iv) Costs of repairs or rebuilding necessitated by condemnation; (v) Any interest on borrowed money or debt amortization, except as specifically set forth above; (vi) Depreciation on the Building; or (vii) any other cost to be reimbursed by other tenants.

        B.    If any increase occurs in Operating Expenses during any Lease Year during the Lease Term, or any extension thereof, including the first Lease Year, in excess of the Base Operating Expenses, Tenant shall pay to Landlord Tenant's Pro Rata Share of the amount of such increase. All amounts required to be paid by Tenant as a result of any such increase shall be paid within forty five (45) days following billing therefor by Landlord. In addition to the foregoing, it is agreed that, during each Lease Year beginning with the first month of the second Lease Year and continuing each month thereafter during the Lease Term, or any extension thereof, Tenant shall pay to Landlord, at the same time as the Base Rent is paid, an amount equal to one-twelfth (1/12) of Landlord's estimate (as determined by Landlord) of Tenant's Pro Rata Share of any projected increases in the Operating Expenses for the particular Lease Year in excess of the Base Operating Expenses, with a final adjustment to be made between the parties at a later date for said Lease Year in accordance with the procedures set forth herein.

          (1)  As soon as practicable following the end of each Lease Year during the Lease Term, or any extension thereof, including the first Lease Year, Landlord shall submit to Tenant a statement prepared by a representative of Landlord setting forth the exact amount of Tenant's Pro Rata Share of the increase, if any, of the Operating Expenses for the Lease Year just completed over the Base Operating Expenses. Beginning with said statement for the second Lease Year, it shall also set forth the difference, if any, between Tenant's actual Pro Rata Share of the increase in Operating Expenses for such Lease Year just completed and the estimated amount of Tenant's Pro Rata Share of such increase on the basis of which Tenant's monthly rent was computed for such particular Lease Year. Each such statement shall also set forth the projected increase, if any, in Operating Expenses for the new Lease Year over the Base Operating Expenses and the corresponding increase or decrease in Tenant's monthly rent for such new Lease Year above or below the rental paid by Tenant for the immediately preceding Lease Year computed in accordance with the foregoing provisions; provided, however, in no event will the rental to be paid by Tenant hereunder ever be less than the Base Rent as it is to be adjusted for such Lease Year.

          (2)  To the extent that Tenant's Pro Rata Share of the increase in Operating Expenses for the period covered by such statement is different from the estimated amount upon which Tenant paid rent during the Lease Year just completed (or for the first Lease Year reflects an increase over the Base Operating Expenses), Tenant shall pay to Landlord the difference within forty five (45) days following receipt by Tenant of such statement from Landlord or receive a credit on the next months' rental owing hereunder, as the case may be. Until Tenant receives such statement, Tenant's monthly rent for the new Lease Year shall continue to be paid at the rate paid for the particular Lease Year just completed, but Tenant shall commence payment to Landlord of the monthly installments of rent on the basis of said statement beginning on the first day of the month following the month in which Tenant receives such statement. Moreover, Tenant shall pay to Landlord or deduct from the rent, as the case may be, on the date required for the first payment of rent, as adjusted, the difference, if any, between the monthly installments of rent so adjusted for the new Lease Year and the monthly installments of rent actually paid during the new Lease Year.

          (3)  If, during any particular Lease Year, there is a change in the information on which Landlord based the estimate upon which Tenant is then making its estimated rental payments so that such estimate furnished to Tenant is no longer accurate, Landlord shall be permitted to revise such estimate by notifying Tenant and there shall be such adjustments made in the monthly rental on the first day of the month following the serving of such statement on Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of monthly rent then being paid by Tenant for the balance of the Lease Year (but in no event shall any such decrease result in a reduction of the rent below the Base Rent and all amounts of Additional Rent, as adjusted for such Lease Year), as well as an appropriate adjustment in cash based upon the amount theretofore paid by Tenant during such particular Lease Year pursuant to the prior estimate.

        C.    Landlord's and Tenant's responsibilities with respect to the Operating Expense adjustment described herein shall survive the expiration or early termination of this Lease, and Landlord shall have the right to retain the Security Deposit, or so much thereof as it deems necessary, to secure such payment attributable to the year in which this Lease terminates. If the Lease is in effect for less than a full calendar year during the last Lease Year of the term, Tenant's Pro Rata Share for such partial year shall be calculated within sixty (60) days after the end of the partial year by proportionately reducing the Base Operating Expenses to reflect the number of months in such year during which the Lease was in effect (the "Adjusted Base Operating Expenses"). The Adjusted Base Operating Expenses shall then be compared with the actual Operating Expenses for the said partial year to determine the amount, if any, of any increase or decrease (which credit will be paid to Tenant within forty five (45) days after it is determined) in the actual Operating Expenses for such partial year over the Adjusted Base Operating Expenses.

        D.    If Tenant shall dispute the amount of an adjustment submitted by Landlord or the proposed estimated increase or decrease on the basis of which Tenant's rent is to be adjusted as provided in subparagraph B above, Tenant shall give Landlord written notice of such dispute within forty five (45) days after Landlord advises Tenant of such adjustment or proposed increase or decrease. If Tenant does not give Landlord such notice within such time, Tenant shall have waived its right to dispute the amounts so determined. If Tenant timely objects, Tenant shall have the right to engage its own certified public accountants ("Tenant's Accountants") for the purpose of verifying the accuracy of the statement complained of or the reasonableness of the estimated increase or decrease. If Tenant's Accountants determine that an error has been made, Landlord and Tenant's Accountants shall endeavor to agree upon the matter, failing which the parties shall settle the dispute by judicial action or in such other manner as they agree. All costs incurred by Tenant in obtaining its own accountants shall be paid for by Tenant unless Tenant's Accountants disclose an error, acknowledged by Landlord (or found to have occurred in a judicial action), of more than five percent (5%) in the computation of the total amount of Operating Expenses as set forth in the statement submitted by Landlord which is challenged, in which event Landlord shall pay the reasonable costs incurred by Tenant in obtaining such audit (excluding any charges billed on a contingency fee basis). Notwithstanding the pendency of any dispute over any particular statement, Tenant shall continue to pay Landlord the amount of the adjusted monthly installments of rent determined by Landlord until the adjustment has been determined to be incorrect as aforesaid. A delay by Landlord in submitting any statement contemplated herein for any Lease Year shall not affect the provisions of this Paragraph 5 or constitute a waiver of Landlord's rights as set forth herein for said Lease Year or any subsequent Lease Years during the Lease Term and any extensions thereof.

        E.    Notwithstanding anything contained herein to the contrary, if any lease entered into by Landlord with any tenant in the Building provides for a separate basis of computation for any Operating Expenses with respect to its leased premises, then, to the extent that Landlord determines that an adjustment should be made in making the computations herein provided for, Landlord shall be permitted to modify the computation of Base Operating Expenses, Rentable Area, and Operating Expenses for a particular Lease Year, in order to eliminate or otherwise modify any such expenses which are paid for in whole or in part by such tenant. Furthermore, in making any computations contemplated hereby, Landlord shall also be permitted to make such adjustments and modifications to the provisions of this Paragraph 5 as may be reasonably necessary to achieve the intention of the parties hereto.

        F.    In the event the Rentable Area is not fully occupied during any particular Lease Year, Landlord shall adjust those Operating Expenses which are affected by the occupancy rates for the particular Lease Year or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of all such Rentable Area.

6.    SERVICES

        A.    Subject to the provisions of subparagraph D below, Landlord, without charge, except as provided herein, and in accordance with standards from time to time prevailing for the Building, agrees: (1) to furnish running water at those points of supply for general use of tenants of the Building; (2) to furnish to public areas of the Building Complex heated or cooled air (as applicable), electrical current, janitorial services, and maintenance to the extent Landlord deems necessary; (3) to furnish during Ordinary Business Hours, as hereinafter defined, such heated or cooled air to the Premises as may, in the judgment of Landlord, be reasonably required for the comfortable use and occupancy of the Premises, provided that the recommendations of Landlord's engineer regarding occupancy and use of the Premises are complied with by Tenant and, with respect to cooled air, provided the same is used only for standard office use; (4) to furnish, subject to availability and capacity of building systems, unfiltered, treated cooling tower water for use in Tenant's packaged HVAC systems, provided that such systems are equipped with Landlord-approved strainers, pumping systems and controls, and that such systems are connected only after approval of Landlord's engineer; (5) to provide, during Ordinary Business Hours, the general use of passenger elevators for ingress and egress to and from the Premises (at least one such elevator shall be available at all times, except in the case of emergencies or repair); (6) to provide janitorial services for the Premises (including such window washing of the outside of exterior windows as may, in the judgment of Landlord, be reasonably required), such janitorial services shall be provided after Ordinary Business Hours on Monday through Friday only, except for Legal Holidays; and (7) to cause electric current to be supplied to the Premises for all of Tenant's Standard Electrical Usage, as hereinafter defined. "Tenant's Standard Electrical Usage," as used herein, shall mean and refer to electrical usage for standard lighting and ordinary office usage including desk top office machines based upon 0.00075 KVA (0.75 Watt) per hour per rentable square foot of the Premises. "Ordinary Business Hours," as used herein, shall mean and refer to 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays, Legal Holidays excepted. "Legal Holidays," as used herein, shall mean New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other national holidays as may hereafter be established by the United States Government.

        B.    "Excess Usage" shall be defined as any service usage (1) during other than Ordinary Business Hours; or (2) in an amount in excess of Tenant's Standard Electrical Usage; or (3) for "Special Equipment"; or (4) for standard HVAC services during other than Ordinary Business Hours. "Special Equipment," as used herein, shall mean (i) any equipment consuming more than 0.5 kilowatts as rated capacity, (ii) any equipment requiring a voltage other than 120 volts, single phase, or (iii) equipment that requires the use of self-contained HVAC units. Tenant shall reimburse Landlord for reasonable costs incurred by Landlord in providing services for Excess Usage. Such reasonable costs will include Landlord's costs for materials, additional wear and tear on equipment, utilities, and labor (including fringe and overhead costs). The current actual cost for HVAC services outside Ordinary Business Hours is Thirty Five Dollars ($35.00) per hour per floor and is subject to adjustment from time to time. Computation of Landlord's cost for providing such services will be made by Landlord's engineer, based on his engineering survey of Tenant's Excess Usage. Tenant shall also reimburse Landlord for all costs of supplementing the Building HVAC System and/or extending or supplementing any electrical service, as Landlord may determine is necessary, as a result of Tenant's Excess Usage. Prior to installation or use by Tenant of any equipment which will result in Excess Usage or operation of the Premises for extended hours on an ongoing basis, Tenant shall notify Landlord of such intended installation or use and obtain Landlord's consent therefor. In addition, Landlord may, at Tenant's sole cost and expense, install a check meter or flow meter, or both, to assist in determining the cost to Landlord of Tenant's Excess Usage. Tenant shall give Landlord not less than twenty-four (24) hours prior notice of Tenant's desire for HVAC services outside Ordinary Business Hours.

        C.    If Tenant requires janitorial services other than those required to be provided to other tenants of the Building Complex generally, Tenant shall separately pay for such services monthly upon billings by Landlord, or Tenant shall, at Tenant's option, separately contract for such services with the same company furnishing janitorial services to Landlord, subject to Landlord's approval which shall not be unreasonably withheld.

        D.    Tenant agrees that Landlord shall not be liable for failure to supply any such heating, air conditioning, elevator, electrical, janitorial, lighting or other services during any period when Landlord uses reasonable diligence to supply such services (unless such was caused by the gross negligence or intentional misconduct of Landlord), or during any period Landlord is required to reduce or curtail such services pursuant to any applicable laws, rules, or regulations, including regulations of any utility now or hereafter in force or effect, it being understood that Landlord may discontinue, reduce, or curtail such services, or any of them (either temporarily or permanently), at such times as it may be necessary by reason of accident, repairs, alterations, improvements, strikes, lockouts, riots, acts of God, application of applicable laws, statutes, or rules and regulations or due to any other happening beyond the control of Landlord. In the event of any such interruption, reduction, or discontinuance of Landlord's services (either temporary or permanent), Landlord shall not be liable for damages to person or property as a result thereof, nor shall the occurrence of any such event in any way be construed as an eviction of Tenant; or cause or permit an abatement, reduction or setoff of rent; or operate to release Tenant from any of Tenant's obligations hereunder. Notwithstanding the foregoing, in the event there is an interruption of essential services caused by the acts or omissions of Landlord that continues for fifteen (15) days, then rent will abate for the portion of the Premises that are not usable.

        E.    Tenant agrees to notify promptly the Landlord or its representative of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electric wiring, and HVAC equipment. In addition, Tenant shall provide Landlord with prompt notification of any matter or condition which may cause injury or damage to the Building or any person or property therein.

7.    QUIET ENJOYMENT

        Landlord agrees to warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the term of this Lease so long as Tenant complies with the provisions hereof.

8.    SECURITY DEPOSIT

        Landlord will return Tenant's security deposit in the amount of Four Thousand Six Hundred Twenty Seven and 50/100 Dollars ($4,627.50) made pursuant to the Existing Lease promptly upon execution of this Lease.

9.    USE

        Tenant covenants and agrees to occupy and use the Premises for the Permitted Use and for no other purpose, and to use them in a careful, safe, and proper manner; to pay on demand for any damage to the Premises caused by misuse or abuse thereof by Tenant, Tenant's agents or employees, or of any other person entering upon the Premises under express or implied invitation of Tenant; not to use or permit the Premises to be used for any purposes prohibited by the laws, codes, rules, and regulations of the United States, the State of Colorado, or of any applicable municipality or quasi- governmental entity. Tenant shall not commit waste or suffer or permit waste to be committed or permit any nuisance on or in the Premises. In the event that any officials shall hereafter at anytime contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of any permit, certificate of occupancy, statute, ordinance or other requirement of law applicable to the Building Complex or the Premises, Tenant shall, upon five (5) business days' written notice from Landlord, immediately discontinue such use of the Premises. Tenant at its sole expense shall comply with all laws, orders and regulations of federal, state, county and municipal authorities and with any direction of any public office or officers, pursuant to law which shall impose any violation or duty upon Landlord or Tenant with respect to the Premises, or the use or occupation thereof.

        Tenant shall not use or suffer or permit any other firm or person to use the Premises for any hazardous purpose or in any manner that will violate, suspend, void, make inoperative or increase the rate of any policies of insurance of any kind at any time carried by Landlord upon the Premises or the Building or the fixtures and property therein. Any increase in the cost of any insurance carried by Landlord attributable to Tenant's activities on the Premises or Tenant's failure to perform and observe Tenant's obligations and covenants hereunder shall be borne by Tenant and payable to Landlord from time to time on demand.

10.    ALTERATIONS AND REENTRY BY LANDLORD

        A.    Unless otherwise expressly provided herein, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Lease Term, or any extension thereof, except: (i) such repairs to HVAC, mechanical and electrical systems in the Premises (to the extent such systems are Building Standard) as may be deemed necessary by Landlord for normal maintenance operations of the Building Complex; and (ii) upkeep, maintenance, and repairs to all Common Areas in the Building Complex so long as the need for any such repair is not the result of Tenant's negligence.

        B.    Tenant covenants and agrees to permit Landlord at any time to enter the Premises to examine and inspect the same, to show the Premises to prospective purchasers, mortgagees or tenants, or, if Landlord so elects, to perform any obligations of Tenant hereunder which Tenant shall fail to perform or to perform such cleaning, maintenance, janitorial services, repairs, additions, or alterations as Landlord may deem necessary or proper for the safety, improvement, or preservation of the Premises or of other portions of the Building Complex or as may be required by governmental authorities through any code, rule, regulation, ordinance, and/or law. Any such reentry shall not constitute an eviction or entitle Tenant to abatement of rent. Such entry shall be made in a way that minimizes any disruption to Tenant's business operations. Furthermore, Landlord shall at all times have the right at Landlord's election to make such alterations or changes in other portions of the Building Complex as Landlord may from time to time deem necessary and desirable as long as such alterations and changes do not unreasonably interfere with Tenant's use and occupancy of the Premises. Landlord may use one or more of the street entrances to the Building Complex and such public areas thereof as may be necessary, in Landlord's determination to complete such alterations or changes.

11.    ALTERATIONS AND REPAIRS BY TENANT

        A.    Tenant covenants and agrees not to make any Alterations in or additions to the Premises (subsequent to the work in the Premises performed by Landlord pursuant to the Work Letter), including installation of any equipment or machinery therein which requires modification of or additions to any existing electrical outlet or which would increase Tenant's usage of electricity beyond Tenant's Standard Electrical Usage (all such alterations are referred to herein collectively as "Alterations") without in each such instance first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant, at its expense, shall pay all engineering and design costs incurred by Landlord attributable to the Alterations and obtain all necessary governmental permits and certificates required for any Alterations to which Landlord has consented, and shall cause such Alterations to be completed in compliance therewith and with all applicable laws and requirements of public authorities and all applicable requirements of Landlord's insurance carriers. All Alterations which Tenant is permitted to make shall be performed in a good and workmanlike manner, using new materials and equipment at least equal in quality to the original installations in the Premises. All repair and maintenance work required to be performed by Tenant pursuant to the provisions of subparagraph B below and any Alterations permitted by Landlord pursuant to the provisions hereof, including, but not limited to, any installations desired by Tenant for Tenant's telegraphic, telephonic or electrical connections, shall be done at Tenant's expense by Landlord's employees or, with Landlord's consent, by persons requested by Tenant and authorized in writing by Landlord; provided, however, if such work is performed by persons who are not employees of Landlord, Tenant shall pay to Landlord, upon receipt of billing therefor, the costs for supervision and control of such persons as Landlord may determine to be necessary. If Landlord authorizes persons requested by Tenant to perform such work, prior to the commencement of any such work, on request, Tenant shall deliver to Landlord certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that workmen's compensation, public liability insurance, and property damage insurance, all in the amounts, with companies and on forms reasonably satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. All such policies shall name Landlord and any Mortgagee, (as defined herein) as an additional insured. Each such certificate shall provide that the same may not be cancelled or modified without ten (10) business days' prior written notice to Landlord and such Mortgagee. Further, Landlord and such Mortgagee shall have the right to post notices in the Premises in locations which will be visible by parties performing any work on the Premises stating that Landlord is not responsible for the payment for such work and setting forth such other information as Landlord may deem necessary. Alterations, repair, and maintenance work shall be performed in a manner which will not unreasonably interfere with, delay, or impose any additional expense upon Landlord in the maintenance or operation of the Building or upon other tenants' use of their premises.

        B.    Tenant shall keep the Premises in as good order, condition, and repair and in an orderly state, as when they were entered upon, loss by fire or other casualty or ordinary wear excepted. Subject to Landlord's obligation to make repairs in the event of certain casualties, as set forth in Paragraph 17 below, Landlord shall have no obligation for the repair or replacement of any portion of the interior of the Premises which is damaged or wears out during the term hereof regardless of the cause therefor, including but not limited to, carpeting, draperies, window coverings, wall coverings, painting or any of Tenant's property or betterments in the Premises.

        C.    All Alterations and permanent fixtures installed in the Premises, including, by way of illustration and not by limitation, all partitions, paneling, carpeting, drapes or other window coverings, and light fixtures (but not including movable office furniture not attached to the Building), shall be deemed a part of the real estate and the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof without molestation, disturbance, or injury at the end of the Lease Term, or any extension thereof, whether by lapse of time or otherwise.

12.    MECHANICS' LIENS

        Tenant shall pay or cause to be paid all costs for work done by Tenant or caused to be done by Tenant on the Premises (including work performed by Landlord or its contractor at Tenant's request following the commencement of the Lease Term) of a character which will or may result in liens on Landlord's interest therein, and Tenant will keep the Premises free and clear of all mechanics' liens and other liens on account of work done for Tenant or persons claiming under it, excluding any Tenant Finish Work performed by Landlord pursuant to the Work Letter. Tenant hereby agrees to indemnify, defend, and save Landlord harmless of and from all liability, loss, damage, costs, or expenses, including attorneys' fees, on account of any claims of any nature whatsoever including claims or liens of laborers or materialmen or others for work performed for or materials or supplies furnished to Tenant or persons claiming under Tenant. Should Tenant receive any notice of intent to file a lien, Tenant shall deliver a copy of such notice to Landlord and shall promptly resolve the claim. Should any liens be filed or recorded against the Premises or any action affecting the title thereto be commenced as a result of such work (which term includes the supplying of materials), Tenant shall cause such liens to be removed of record within five (5) business days after the filing or recording of such liens. If Tenant desires to contest any claim of lien, Tenant shall furnish to Landlord adequate security of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest, or, at Tenant's option, file a bond with the appropriate court and obtain a release of the lien pursuant to Section 38-22-131, C.R.S. If a final judgment establishing the validity or existence of any lien for any amount is entered, Tenant shall pay and satisfy the same at once. If Tenant shall be in default in paying any charge for which a mechanic's lien or suit to foreclose the lien has been recorded or filed and shall not have given Landlord security as aforesaid, Landlord may (but without being required to do so) pay such lien or claim and any costs, and the amount so paid, together with reasonable attorneys' fees incurred in connection therewith, shall be immediately due from Tenant to Landlord.

13.    SUBLETTING AND ASSIGNMENT

        A.    Tenant shall not assign this Lease or any interest therein, or sublet all or any part of the Premises, or suffer or permit the Premises or any part thereof to be occupied by others, by operation of law or otherwise, without the prior written consent of Landlord in each instance, which consent, as to any subletting of less than twenty-five percent (25%) of the Premises, will not be unreasonably withheld, conditioned or delayed provided that: (i) Tenant has complied with the provision of subparagraph D below and Landlord has declined to exercise its rights thereunder; (ii) the proposed subtenant or assignee is engaged in a business and the Premises will be used in a manner which is in keeping with the then standards of the Building; (iii) the proposed subtenant or assignee is a reputable party of reasonable financial worth in light of the responsibilities involved and Tenant shall have provided Landlord with reasonable proof thereof; and, (iv) Tenant is not in default hereunder at the time it makes its request for such consent.

        B.    If this Lease or any interest herein is assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, with or without the consent of Landlord having first been obtained, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Base Rent and other sums due hereunder, but no collection shall be deemed a waiver of the provisions of this paragraph, or the acceptance of the assignee, subtenant or occupants as the tenant hereof, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease. The consent by Landlord to an assignment, subletting or occupancy arrangement shall not relieve Tenant from primary liability hereunder or from the obligation to obtain the express consent in writing of Landlord to any further assignment, subletting or occupancy arrangement. Landlord's consent to any requested sublease or assignment shall not waive Landlord's right to refuse to consent to any other such request. If Tenant collects any rental or other amounts from a subtenant or assignee in excess of the Base Rent and Tenant's Pro Rata Share of increases in Operating Expenses, Tenant shall pay the Landlord, as and when Tenant receives the same, fifty percent (50%) of such excess amounts received by Tenant.

        C.    Notwithstanding anything contained hereinabove in this Paragraph 12 to the contrary, in the event Tenant requests Landlord's consent to sublet twenty-five percent (25%) or more of the Premises or to assign twenty-five percent (25%) or more of its interest in this Lease, Landlord shall have the right to: (i) consent to such sublease or Assignment in its sole discretion; (ii) refuse to grant such consent in Landlord's sole discretion; or (iii) refuse to grant such consent and terminate this Lease as to the portion of the Premises with respect to which such consent was requested; provided, however, if Landlord refuses to grant such consent and elects to terminate the Lease as to such portion of the Premises, Tenant shall have the right within fifteen (15) days after notice of Landlord's exercise of its right to terminate to withdraw Tenant's request for such consent and remain in possession of the Premises under the terms and conditions hereof. In the event the Lease is terminated as set forth herein, such termination shall be effective as of the date set forth in a written notice from Landlord to Tenant, which date shall in no event be more than thirty (30) business days following such notice.

        D.    Tenant hereby agrees that in the event it desires to sublease all or any portion of the Premises or assign this Lease to any party, in whole or in part, (herein "Assignment"), Tenant shall notify Landlord not less than sixty (60) days prior to the date Tenant desires to sublease such portion of the Premises or assign this Lease ("Tenant's Notice"). Tenant's Notice shall set forth the description of the portion of the Premises to be so sublet or assigned and the terms and conditions on which Tenant desires to sublet the Premises or assign this Lease. Landlord shall have thirty (30) days following receipt of Tenant's Notice within which to exercise Landlord's rights pursuant to subparagraph C above and to notify Tenant of its election ("Landlord's Notice"). If Landlord consents to the proposed subletting or assignment, Tenant shall be free to sublet the portion of the Premises in question or assign the applicable portion of its interest in this Lease to any third party on terms substantially identical to those described in Tenant's Notice, subject to Landlord's consent as set forth in subparagraph A above. If Tenant is unable to sublet said portion of the Premises or assign the applicable portion of its interest in this Lease on said terms and conditions within one hundred twenty (120) days following its original notice to Landlord, Tenant agrees to re-offer the Premises to Landlord in accordance with the provisions hereof prior to leasing or assigning the same to any third party.

        E.    Tenant covenants and agrees that Tenant shall not, and shall not allow any subtenant of Tenant to, enter into any sublease; license, concession or other agreement of use, occupancy or utilization of space in the Premises, which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income (other than gross income or gross receipts to be determined in a manner satisfactory to counsel for Landlord) or profits of any sublessee, licensee, concessionaire or other user or occupant, and further agrees that a breach of this covenant and agreement shall be a material breach of this Lease. The provisions for any such rental in violation of this paragraph shall be void at its inception and Tenant agrees that rent under the offending lease, sublease, license, concession or agreement shall be calculated at an amount equal to the fair rental value thereof.

        F.    A sale by Tenant of all or substantially all of its assets or all or substantially all of its stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation, the transfer of twenty-five percent (25%) or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of twenty-five percent (25%) or more of the beneficial ownership interests in a tenant which is a partnership shall constitute an assignment hereunder.

        G.    All documents utilized by Tenant to evidence any subletting or assignment to which Landlord has consented shall be subject to prior approval by Landlord or its counsel. Tenant shall pay on demand all of Landlord's reasonable costs and expenses, including reasonable attorneys' fees, incurred in determining whether or not to consent to any requested sublease or Assignment and in reviewing and approving such documentation.

        H.    Notwithstanding anything to the contrary contained in this Lease, if a trustee in bankruptcy is entitled to assume control over Tenant's rights under this Lease and assigns such rights to any third party, the Base Rent to be paid hereunder by such party shall be increased to the then current Base Rent (if greater than then being paid for the Premises) which Landlord would charge for comparable space in the Building as of the date of such third party's occupancy of the Premises.

        I.    Landlord consents to an assignment of this Lease, or sublease of all or part of the Premises without a change in the use set forth in Paragraph 9 to: (a) a wholly-owned subsidiary of Tenant or the parent of Tenant or to any corporation into or with which Tenant may be merged or consolidated, so long as Tenant promptly provides Landlord with a fully executed copy of such assignment or sublease and that Tenant is not released from liability under the Lease; or (b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant's assets or stock if such entity's Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of execution of this Lease. "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. In the case of an assignment, the assignee must assume this Lease as a condition to the effectiveness of the assignment.

14.    DAMAGE TO PROPERTY AND INDEMNITY BY TENANT

        A.    Tenant shall neither hold nor attempt to hold Landlord liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations. injury, accident, or any other cause to the Premises, to any furniture, fixtures, Tenant improvements, or other personal property of Tenant kept or stored in the Premises, or in other parts of the Building Complex not herein demised, except to the extent such injury or damage is caused by reason of the negligence or default of Landlord, its agents or employees, or any other person under the control or direction of Landlord. Except as set forth above, the keeping or storing of all property of Tenant in the Building Complex and/or Premises shall be at the sole risk of Tenant.

        B.    Subject to Paragraph 15.E below, Tenant hereby agrees to indemnify, defend, and save Landlord harmless of and from all liability, loss, damages, costs, or expenses, including attorneys' fees, on account of injuries to the person or property of Landlord or of any other tenant in the Building Complex or to any other person rightfully in said Building Complex for any purpose whatsoever, where the injuries are caused by the negligence or misconduct of the Tenant, Tenant's agents, servants, or employees or of any other person entering upon the Premises under express or implied invitation of Tenant or where such injuries are the result of the violation of the provisions of this Lease by any of such persons.

15.    INSURANCE AND WAIVER OF SUBROGATION

        A.    Landlord shall maintain casualty insurance on the shell and core of the Building, in such amounts, from such companies, and on such terms and conditions, including loss of rental insurance for a period of twelve (12) months, as Landlord deems appropriate, from time to time. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture and furnishings or on any fixture or equipment removable by Tenant under the provisions of this Lease or any other improvements installed in the Premises by or for Tenant other than Building Standard, and that Landlord shall not be obligated to repair any damage thereto or replace the same.

        B.    Tenant shall obtain and maintain throughout the term of this Lease "all risk" or "multi-peril" form insurance on and for the full cost of replacement of all of Tenant's property and betterments in the Premises, including, without limitation, all furniture, fixtures, personal property and all tenant finish.

        C.    In addition to the above, Tenant shall obtain and maintain throughout the term of this Lease a commercial general liability policy, including protection against death, personal injury and property damage, issued by an insurance company qualified to do business in the State of Colorado, with a single limit of not less than One Million Dollars ($1,000,000.00).

        D.    All policies of insurance required to be carried by Tenant hereunder shall name Landlord as an additional insured. Each such policy shall provide that the same may not be cancelled or modified without at least thirty (30) days' prior written notice to Landlord and any Mortgagee (as defined herein Tenant shall deliver from time to time certificates evidencing that such insurance, as required under this paragraph, is in force and effect. The limits of said insurance shall not, under any circumstances, limit the liability of Tenant hereunder.

        E.    Notwithstanding anything to the contrary contained herein Landlord and Tenant hereby mutually waive and release their respective rights of recovery against each other their officers, directors, agents and employees (but not against other third parties) for (i) any loss on its property capable of being insured against by "all risk" or "multi-peril" form insurance coverage whether carried or not; and (ii) all loss, cost, damage or expense arising out of or due to any interruption of business (regardless of the cause therefor), increased or additional costs of operation of business or other costs or expenses whether similar or dissimilar which are capable of being insured against under business interruption insurance whether or not carried. Each party shall apply to their insurers to obtain said waivers and obtain any special endorsements, if required by their insurer to evidence compliance with the aforementioned waiver, and shall bear the cost therefor.

16.    SURRENDER AND NOTICE

        Upon the expiration or other termination of the term of this Lease, Tenant shall promptly quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted unless due to the negligence of Tenant, and Tenant shall remove all of its movable furniture and other effects. In the event Tenant fails to vacate the Premises on a timely basis as required, Tenant shall be responsible to Landlord for all costs incurred by Landlord as a result of such failure, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Premises. All movable furniture, other effects and Alterations, not so removed shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other person and without obligation to account therefor; and Tenant shall pay Landlord all reasonable expenses incurred in connection with such property, including, but not limited to, the cost of repairing any damage to the Building or Premises caused by removal of such property. Tenant's obligation hereunder shall survive the expiration or other termination of this Lease.

17.    ACCEPTANCE OF PREMISES BY TENANT

        Taking possession of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises were in the condition agreed upon between Landlord and Tenant and acknowledgement of satisfactory completion of any fix-up or remodeling, as the case may be, which Landlord has agreed in writing to perform, except for certain "punch list" items that Landlord has agreed in writing to perform.

18.    CASUALTY AND RESTORATION OF PREMISES

        A.    If the Premises or the Building shall be so damaged by fire or other casualty as to render the Premises wholly untenantable and if such damage shall be so great that a competent architect, in good standing, selected by Landlord shall certify in writing to Landlord and Tenant within sixty (60) days of said casualty that the Premises, with the exercise of reasonable diligence, cannot be made fit for occupancy within one hundred eighty (180) working days from the happening thereof, then this Lease shall cease and terminate from the date of the occurrence of such damage and Tenant shall thereupon surrender to Landlord the Premises and all interest therein hereunder and Landlord may reenter and take possession of the Premises and remove Tenant therefrom. Tenant shall pay rent, duly apportioned, up to the time of such termination of this Lease. If, however, the damage shall be such that said architect shall certify within said sixty (60) day period that the Premises can be made tenantable within said one hundred eighty (180) day period, then, except as hereinafter provided, Landlord shall repair the damage so done with all reasonable speed to the extent of proceeds of insurance recovered by Landlord (after deducting its costs of recovery) to the extent allocable to the Premises.

        B.    If the Premises shall be slightly damaged by fire or other casualty, but not so as to render the same wholly untenantable or to require a repair period in excess of one hundred eighty (180) days, then Landlord, after receiving notice in writing of the occurrence of the casualty, shall, except as hereafter provided, cause the same to be repaired to the extent of proceeds of insurance recovered by Landlord (after deducting its costs of recovery) to the extent allocable to the Premises. If the estimated repair period as established in accordance with the provisions of subparagraph A above exceeds one hundred eighty (180) days, then the provisions of subparagraph A shall control notwithstanding the fact that the Premises are not wholly untenantable.

        C.    In case the Building throughout shall be so damaged, whether by fire or otherwise (though said Premises may not be affected, or if affected, can be repaired within said one hundred eighty (180) days), that, within sixty (60) days after the happening of such damage, Landlord shall decide not to reconstruct or rebuild said Building, then, notwithstanding anything contained herein to the contrary, upon notice in writing to that effect given by Landlord to Tenant within said sixty (60) days, Tenant shall pay the rent, properly apportioned up to the date of the damage, this Lease shall terminate from the date of delivery of said written notice, and both parties hereto shall be freed and discharged of all further obligations hereunder.

        D.    Provided that the casualty is not the fault of Tenant, Tenant's agents, servants, or employees, Tenant's rent shall abate during any such period of repair and restoration, in the same proportion that the part of the Premises rendered untenantable bears to the whole.

19.    CONDEMNATION

        If the entire Premises or substantially all of the Premises or any portion of the Building Complex which shall render the Premises untenantable shall be taken by right of eminent domain or by condemnation or shall be conveyed in lieu of any such taking, then this Lease, at the option of either Landlord or Tenant exercised by either party giving notice to the other of such termination within thirty (30) days after such taking or conveyance, shall forthwith cease and terminate and the rent shall be duly apportioned as of the date of such taking or conveyance. Tenant thereupon shall surrender the Premises and all interest therein under this Lease to Landlord and Landlord may reenter and take possession of the Premises or remove Tenant therefrom. In the event less than all of the Premises shall be taken by such proceeding, Landlord shall promptly repair the Premises as nearly as possible to its condition immediately prior to said taking, unless Landlord elects not to reconstruct or rebuild as described in subparagraph C of Paragraph 17 above. In the event of any such taking or conveyance, Landlord shall receive the entire award or consideration for the portion of the Building so taken.

20.    DEFAULT BY TENANT

        A.    Events of Default. Each one of the following events is herein referred to as an "Event of Default":

          (1)  Any failure by Tenant to pay the rent or any other monetary sums required to be paid hereunder within five (5) business days after written notice that such sums were not paid when due.

          (2)  Tenant shall vacate the Premises without paying the Rent or any other sums due hereunder. Tenant shall be deemed to have vacated the Premises if Tenant has not used the Premises for the permitted use under this Lease for a period of ten (10) consecutive business days.

          (3)  This Lease or the estate of Tenant hereunder shall be transferred to or shall pass to or devolve upon any other person or party except in the manner set forth in Paragraph 12.

          (4)  This Lease or the Premises or any part thereof shall be taken upon execution or by other process of law directed against Tenant or shall be taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant and said attachment shall not be discharged or disposed of within thirty (30) days after the levy thereof.

          (5)  The filing of any petition or the commencement of any case or proceeding by the Tenant under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code, or any other federal or state law relating to insolvency, bankruptcy, or reorganization or the adjudication that the Tenant is insolvent or bankrupt or the entry of an order for relief under the Federal Bankruptcy Code with respect to Tenant.

          (6)  The filing of any petition or the commencement of any case or proceeding described in subparagraph (5) above against the Tenant, unless such petition and all proceedings initiated thereby are dismissed within sixty (60) days from the date of such filing; the filing of an answer by Tenant admitting the allegations of any such petition; the appointment of or taking possession by a custodian, trustee or receiver for all or any assets of the Tenant, unless such appointment is vacated or dismissed within sixty (60) days from the date of such appointment.

          (7)  The insolvency of the Tenant or the execution by the Tenant of an assignment for the benefit of creditors; the convening by Tenant of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of the Tenant generally to pay its debts as they mature.

          (8)  The admission in writing by Tenant or any partner of Tenant if Tenant is a partnership that he is unable to pay his debts as they mature or he is generally not paying his debts as they mature.

          (9)  Tenant shall fail to accept possession of the Premises or Landlord receives notice or has knowledge that Tenant does not intend to take possession of the Premises within ten (10) business days after the Lease Term is to commence.

          (10) Tenant shall fail to perform any of the other agreements, terms, covenants, or conditions hereof on Tenant's part to be performed and such non-performance shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant or, if such performance cannot be reasonably had within such thirty (30) day period, Tenant shall not in good faith have commenced such performance within such thirty (30) day period and shall not diligently proceed therewith to completion no later than sixty (60) days from the above-written notice.

          (11) Tenant, if a corporation or partnership, shall dissolve, liquidate or cease to exist.

        B.    Remedies of Landlord. If any one or more Event of Default shall happen, then Landlord shall have the right at Landlord's election, then or at any time thereafter, either:

          (1)  (a)    Without demand or notice, to reenter and take possession of the Premises or any part thereof and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenants or conditions. Should Landlord elect to reenter, as provided in this subparagraph (1), or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part thereof, either alone or in conjunction with other portions of the Building of which the Premises are a part, in Landlord's or Tenant's name but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its absolute discretion, may determine and Landlord may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice.

          (b)  If Landlord elects to take possession of the Premises as provided in this subparagraph (1) without terminating the Lease, Tenant shall pay to Landlord (i) the rent and other sums as herein provided, which would be payable hereunder if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord's expenses incurred in connection with such reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration, remodeling, and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith, as provided aforesaid, will be made in determining the net proceeds received from such reletting. In addition, in determining the net proceeds from such reletting, any rent concessions will be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the rent and all other amounts owing hereunder would have been payable if possession had not been retaken and Landlord shall be entitled to receive the same from Tenant on each such day; or

          (2)  To give Tenant written notice of intention to terminate this Lease on the date of such given notice or on any later date specified therein and, on the date specified in such notice, Tenant's right to possession of the Premises shall cease and the Lease shall thereupon be terminated, except as to Tenant's liability hereunder as hereinafter provided, as if the expiration of the term fixed in such notice were the end of the term herein originally demised. In the event this Lease is terminated pursuant to the provisions of this subparagraph (2), Tenant shall remain liable to Landlord for damages in an amount equal to the rent and other sums which would have been owing by Tenant hereunder for the balance of the term had this Lease not been terminated less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such reletting, including, but without limitation, the expenses enumerated above. Landlord shall be entitled to collect such damages from Tenant monthly on the days on which the rent and other amounts would have been payable hereunder if this Lease had not been terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is terminated, Landlord shall be entitled to recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the amount of rent reserved in this Lease for the balance of the term hereof over the then Reasonable Rental Value of the Premises for the same period plus all amounts incurred by Landlord in order to obtain possession of the Premises and relet the same, including attorneys' fees, reletting expenses, alterations and repair costs, brokerage commissions and all other like amounts. It is agreed that the "Reasonable Rental Value" shall be the amount of rental which Landlord can obtain as rent for the remaining balance of the term.

        C.    Cumulative Remedies. Suit or suits for the recovery of the rents and other amounts and damages set forth hereinabove may be brought by Landlord, from time to time, at Landlord's election, and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the term hereof would have expired had there been no such default by Tenant or no such termination, as the case may be. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, shall also be recoverable by Landlord from Tenant. Further, if an action is brought pursuant to the terms and provisions of the Lease, the prevailing party in such action shall be entitled to recover from the other party any and all reasonable attorneys' fees incurred by such prevailing party in connection with such action.

        D.    No Waiver. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof and no acceptance of full or partial rent during the continuance of any such breach shall constitute a waiver of any such breach or of such agreement, term, covenant, or condition. No agreement, term, covenant, or condition hereof to be performed or complied with by Tenant and no breach thereof shall be waived, altered, or modified, except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease but each and every agreement, term, covenant, and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions which require observance or performance by Landlord or Tenant subsequent to such termination.

        E.    Bankruptcy. Nothing contained in this Paragraph 19 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding provisions of this paragraph. Notwithstanding anything contained in this paragraph to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease. Landlord and Tenant understand that notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Bankruptcy Code of the United States may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that in any event Landlord is entitled under the Bankruptcy Code to Adequate Assurance of future performance of the terms and provisions of this Lease. For purposes of any such assumption or assignment, the parties hereto agree that the term "Adequate Assurance" shall include at least the following:

          (1)  In order to assure Landlord that the proposed assignee will have the resources with which to pay the rent called for herein, any proposed assignee must have a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as great as the net worth of Tenant on the date this Lease became effective. The financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

          (2)  Any proposed assignee of this Lease must assume and agree to be personally bound by the terms, provisions, and covenants of this Lease.

        F.    Late Payment Charge. Any rents or other amounts owing hereunder which are not paid within five (5) business days after the date Landlord provides notice to Tenant that such amounts have not been paid when they are due shall bear interest at the rate of five percentage points over the Prime Rate then being charged by Wells Fargo Bank, N.A., or its successor, for the most creditworthy customers on an unsecured basis for short term loans (the "Prime Rate") or the highest rate permitted by applicable usury law, whichever is lower, from the date they were due until paid in full with interest. Further, in the event that Tenant has assigned this Lease in part or in full or sublet any or all of the Premises (whether or not Landlord's consent is required or given) and thereafter Landlord and Tenant agree that Landlord will incur additional administrative expenses, the amount of which will be difficult if not impossible to determine. Accordingly, Tenant shall pay to Landlord an additional, one-time late charge for any such late payment in the amount of three percent (3%) of such payment. Any amounts paid by Landlord to cure any defaults of Tenant hereunder, which Landlord shall have the right but not the obligation to do, shall, if not repaid by Tenant within five (5) business days of demand by Landlord, thereafter bear interest at the rate of three percentage points over the Prime Rate or the highest rate permitted by applicable usury law, whichever is lower, until paid.

        G.    Waiver of Jury Trial. Tenant hereby waives (to the extent allowed by law) any and all rights to a trial by jury in suit or suits brought to enforce any provision of this Lease or arising out of or concerning the provisions of this Lease.

21.    SUBORDINATION AND ATTORNMENT

        A.    This Lease, at Landlord's option, shall be subordinate to any mortgage or deed of trust (now or hereafter placed upon the Building Complex, or any portion thereof), including any amendment, modification, or restatement of any of such documents, and to any and all advances made under any mortgage or deed of trust and to all renewals, modifications, consolidations, replacements, and extensions thereof. Tenant agrees that with respect to any of the foregoing documents, no documentation, other than this Lease, shall be required to evidence such subordination.

        B.    If any holder of a mortgage or deed of trust shall elect to have this Lease superior to the lien of the holder's mortgage or deed of trust and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of said mortgage or deed of trust or the date of recording thereof.

        C.    In confirmation of such subordination or superior position, as the case may be, Tenant agrees to execute such documents as may be reasonably required by Landlord or its Mortgagee to evidence the subordination of its interest herein to any of the documents described above, or to evidence that this Lease is prior to the lien of any mortgage or deed of trust, as the case may be, and failing to do so within ten (10) business days after written demand.

        D.    Tenant hereby agrees to attorn to all successor owners of the Building Complex, whether or not such ownership is acquired as a result of a sale, through foreclosure of a deed of trust or mortgage, or otherwise and agrees to confirm such attornment in writing.

22.    HOLDING OVER: TENANCY MONTH-TO-MONTH

        If, after the expiration of this Lease, Tenant shall remain in possession of the Premises and continue to pay rent, and Landlord shall accept such rent, without any express written agreement as to such holding over, then such holding over shall be deemed and taken to be a holding upon a tenancy from month-to-month, subject to all the terms and conditions hereof on the part of Tenant to be observed and performed and at a monthly rent equivalent to one hundred fifty percent (150%) of the monthly installments paid by Tenant immediately prior to such expiration or the Current Market Rental Rate for the Premises, whichever is greater. All such rent shall be payable in advance on the same day of each calendar month. Such month-to-month tenancy may be terminated by either party upon twenty (20) days' notice prior to the end of any such monthly period. Nothing contained herein shall be construed as obligating Landlord to accept any rental tendered by Tenant after the expiration of the term hereof or as relieving Tenant of its liability pursuant to Paragraph 15.

23.    PAYMENTS AFTER TERMINATION

        No payments of money by Tenant to Landlord after the termination of this Lease, in any manner, or after giving of any notice (other than a demand for payment of money) by Landlord to Tenant shall reinstate, continue, or extend the term of this Lease or affect any notice given to Tenant prior to the payment of such money, it being agreed that after the service of notice or the commencement of a suit or other final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of rent due or any other sums of money due under the terms of this Lease or otherwise exercise Landlord's rights and remedies hereunder and the payment of such sums of money, whether as rent or otherwise, shall not waive said notice or in any manner affect any pending suit or judgment theretofore obtained.

24.    STATEMENT OF PERFORMANCE

        Tenant agrees at any time and from time to time, upon not less than ten (10) business days' prior written request by Landlord, to execute, acknowledge, and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that there have been no uncured defaults thereunder by Landlord or Tenant (or, if there have been defaults, setting forth the nature thereof), the date to which the rent and other charges have been paid in advance, if any, and such other information as Landlord may reasonably request. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser of all or any portion of Landlord's interest herein or a holder of any mortgage or deed of trust encumbering the Building Complex.

25.    MISCELLANEOUS

        A.    Definition of Landlord. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Building Complex at the time in question and, in the event of any transfer or transfers of the title thereto, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically released, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer in which Tenant has an interest shall be turned over to the grantee and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease shall be paid to Tenant.

        B.    Merger. The termination or mutual cancellation of this Lease shall not work a merger, and such termination or mutual cancellation shall, at the option of Landlord, either terminate all subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

        C.    Entrances. The Tenant agrees that, for the purposes of completing or making repairs or alterations in any portion of the Building, Landlord may use one or more of the street entrances, the halls, passageways, and elevators of the Building.

        D.    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant shall not be entitled to any setoff of the rent or other amounts owing hereunder against Landlord if Landlord fails to perform its obligations set forth herein; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building Complex or any portion thereof and an opportunity granted to Landlord and such holder to correct such violation as provided in subparagraph H of this Paragraph 24.

        E.    Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the term of this Lease, then and in that event it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby and it is also the intention of the parties to this Lease and in lieu of each clause or provision of this Lease that is illegal, invalid, or unenforceable there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

        F.    Captions. The caption of each paragraph is added as a matter of convenience only and shall be considered of no effect in the construction of any provision or provisions of this Lease.

        G.    Successors and Assigns. Except as herein specifically set forth, all terms, conditions, and covenants to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, administrators, executors, and assigns. The terms, conditions, and covenants hereof shall also be considered to be covenants running with the land to the fullest extent permitted by law.

        H.    Landlord Default. In the event of any alleged default on the part of Landlord hereunder, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord at least thirty (30) days thereafter to commence to cure and a reasonable opportunity thereafter (so long as it is diligently pursuing the cure) to cure any such default. Notice to Landlord of any such alleged default shall be ineffective unless notice is simultaneously delivered to any holder of a Mortgage and/or Trust Deed affecting all or any portion of the Building Complex ("Mortgagees"), as hereafter provided. Tenant agrees to give all Mortgagees, by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of notice of Assignment of Rents and Leases, or otherwise), of the address of such Mortgagees. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary, if, within such thirty (30) days, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. In no event will Landlord or any Mortgagee be responsible for any consequential damages incurred by Tenant as a result of any default, including, but not limited to, lost profits or interruption of business as a result of any alleged default by Landlord hereunder.

        I.    Tenant Authorization. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of the board of directors or partners, as the case may be, and agree, upon request, to deliver to Landlord a resolution or similar document or opinion of counsel to that effect.

        J.    Joint and Several Liability. If there are more than one entity or person which or who are the Tenant under this Lease, the obligations imposed upon Tenant under this Lease shall be joint and several.

        K.    Amendment or Modification. No act or thing done by Landlord or Landlord's agents during the term hereof, including, but not limited to, any agreement to accept surrender of the Premises or to amend or modify this Lease, shall be deemed to be binding on Landlord, unless such act or thing shall be by a partner or officer of Landlord, as the case may be, or a party designated in writing by Landlord as so authorized to act. The delivery of keys to Landlord, or Landlord's agents, employees, or officers shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent and all other amounts owing, as herein stipulated, shall be deemed to be other than on account of the earliest stipulated rent or other amounts nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy available to Landlord.

        L.    Building Security. As part of the services Landlord provides hereunder, Landlord may elect to provide a concierge or security guard for more efficient operation of the Building Complex, and the cost therefor shall be included as an Operating Expense. Landlord is not obligated to provide such services at any time or for any length of time. Tenant expressly acknowledges that Landlord has not represented to Tenant that the Building or Building Complex are secure buildings or areas and Landlord assumes no duty to Tenant, its agents, employees, invitees or others because Landlord provides such service.

        M.  Hazardous Materials. Except for hazardous materials customarily used for normal office purposes, Tenant shall be prohibited from storing, handling, and/or disposing of hazardous substances or environmental pollutants as those terms are defined under federal, state, or local environmental statutes, ordinances, or regulations in or about the Premises. Landlord represents to Tenant that no hazardous substances or environmental pollutants (except for hazardous material customarily used for normal office purposes) which violate federal, state or local environmental statutes, ordinances, or regulations by their presence are located in the Premises as of the date of this Lease. In the event Tenant violates this provision,. Tenant shall indemnify and hold Landlord, its officers, directors, agents or employees harmless from any and all claims, liabilities, judgments, loss, cost, or damage including clean-up costs, fines, penalties, and attorneys' fees arising from the use, storage and/or disposal of hazardous substances environmental pollutants in or about the Premises. Tenant's liability for all loss, cost, or damage arising from such use, storage, and/or disposal shall survive the expiration or early termination of this Lease.

        N.    Control of Building. Landlord shall have the right at any time to change the name of the Building, to increase the size of the Building Complex by adding additional real property thereto, to construct other buildings or improvements on any portion of the Building Complex or to change the location and/or character of or to make alterations of or additions to the Building Complex. In the event any such additional buildings are constructed or Landlord increases the size of the Building Complex, Landlord and Tenant shall execute an Amendment to Lease which incorporates such modifications, additions, and adjustments to Tenant's Pro Rata Share, if necessary. Tenant shall not use the Building's name for any purpose other than as a part of its business address. Any use of such name in the designation of Tenant's business shall constitute a default under this Lease.

        O.    Air, Light or View. Tenant covenants and agrees that no diminution of light, air, or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent or other charges under this Lease, result in any liability of Landlord to Tenant, or in any way affect this Lease or Tenant's obligations hereunder.

        P.    Limitation of Liability. Notwithstanding anything to the contrary contained herein, Landlord's liability under this Lease shall be limited to Landlord's interest in the Building Complex.

        Q.    No Representations by Landlord. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements, or warranties by Landlord, its agents or employees, except such as are expressed herein and that no amendment or modification of this Lease shall be valid or binding unless expressed in writing and executed by the parties hereto in the same manner as the execution of this Lease.

        R.    Effectiveness. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

        S.    Governing Law. This Lease shall be governed by and interpreted in accordance with the laws of the State of Colorado.

26.    AUTHORITIES FOR ACTION AND NOTICE

        A.    Except as herein otherwise provided, Landlord may act in any manner provided for herein by and through Landlord's Building Manager or any other person who shall from time to time be designated in writing.

        B.    All notices, demands, statements or communications required or permitted to be given to Landlord hereunder shall be in writing and shall be deemed duly served when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Landlord at Landlord's Notice Address or at the most recent address of which Landlord/,has notified Tenant in writing. All notices, demands, statements or communications required to be given to Tenant hereunder shall be in writing and shall be deemed duly served when delivered personally to Tenant (or a partner of Tenant if Tenant is a partnership or to Tenant individually if Tenant is a sole proprietor) or manager of Tenant whose office is in the Building, when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Tenant at Tenant's Notice Address. Either party shall have the right to designate in writing, served as above provided, a different address to which notice is to be mailed. The foregoing shall in no event prohibit notice from being given as provided in Rule 4 of Colorado Rules of Civil Procedure as the same may be amended from time to time.

27.    LENDER'S APPROVAL

        [This Article has been deliberately omitted.]

28.    BROKERAGE

        Tenant hereby represents and warrants that Tenant has not employed any broker in regard to this Lease and that Tenant has no knowledge of any broker being instrumental in bringing about this Lease transaction except Corum Real Estate Group, Inc. which has acted as Landlord's leasing agent. In consideration of Landlord's payment to Tenant of Three Hundred Thirty Six Thousand Five Hundred One Dollars ($336,501.00), one-half of which will be paid within thirty (30) days after Landlord's execution of this Lease and one-half will be paid on or before January 15, 2004, Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for brokerage or other commissions made by any other broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through, or under Tenant. Tenant acknowledges that Landlord shall not be liable for any representations by such brokers regarding the Premises, Building, or this lease transaction.

29.    TIME OF ESSENCE

        Time is of the essence herein.

30.    EXHIBITS

        All exhibits attached hereto are made a part hereof and incorporated herein by reference.

31.    SIGNAGE

        So long as Ciber, Inc., a Delaware corporation, occupies at least fifty two thousand (52,000) rentable square feet of the Premises for the conduct of its business:

        A.    Tenant shall have the right to monument signage for the Building and, at its expense, may relocate or make changes to existing monument signage subject to the approval by the Denver Technological Center Architectural Control Committee, and subject to Landlord's approval, which will not be unreasonably withheld.

        B.    Tenant shall use best efforts to persuade the Denver Technological Center Architectural Control Committee to approve lobby window signage rights for a future lobby level tenant of the Building.

        C.    Landlord will rename the penthouse (PH) level of the Building to the 15th Floor and will change all related signage at Tenant's sole expense for which Tenant may use the Allowance described in Exhibit C.

        IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed the day and year first above written.

TENANT:	LANDLORD:
CIBER, INC., a Delaware corporation	BUILDING ONE DTC LIMITED PARTNERSHIP, a Colorado limited partnership
By:	By:
Title:	Authorized Signature
Date:	Date:
ATTEST:
By:
Title: